Exhibit 99.2

Item 1. Financial Statements.

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except par value)

(unaudited)

	March 31, 2005	December 31, 2004
Assets
Cash and equivalents	$186	$264
Accounts receivable, net	172	178
Inventories, prepaids, and other	139	129
Deferred income taxes, net	129	139
Total current assets	626	710

Assets held for sale	878	937
Investments	86	35
Property and equipment, net	6,998	6,982
Goodwill	707	688
Other assets	299	266
Total assets	$9,594	$9,618

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$630	$672
Current maturities of long-term debt	8	8
Income taxes payable	115	108
Liabilities related to assets held for sale	48	48
Total current liabilities	801	836
Long-term debt, net of current maturities	4,118	4,143
Deferred income taxes, net	1,011	1,038
Other liabilities	119	119
Total liabilities	6,049	6,136

Commitments and contingent liabilities

Stockholders’ Equity:
Common stock, $0.01 par value, 400.0 million shares authorized, 336.9 million and 326.9 million shares issued at December 31, 2004 and 2003, respectively	3	3
Preferred stock, $0.01 par value, 100.0 million shares authorized	—	—
Additional paid-in capital	3,960	3,945
Accumulated deficit	(176)	(226)
Accumulated other comprehensive income	20	22
Common stock in treasury, at cost, 23.1 million shares at December 31, 2004 and 2003	(262)	(262)
Total stockholders’ equity	3,545	3,482
Total liabilities and stockholders’ equity	$9,594	$9,618

See notes to condensed consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share amounts)

(unaudited)

	Three months ended March 31,
	2005	2004
Net Revenues
Casino	$702	$691
Rooms	137	122
Food and beverage	112	108
Other revenue	70	77
	1,021	998
Expenses
Casino	340	348
Rooms	38	36
Food and beverage	94	91
Other expense	245	238
Depreciation and amortization	92	94
Pre-opening expense	1	—
Merger expense	155	—
Corporate expense	12	11
	977	818
Equity in earnings of unconsolidated affiliates	1	5
Operating income	45	185
Interest expense, net of interest capitalized	(65)	(69)
Interest expense, net from unconsolidated affiliates	—	(1)
Interest and other income	1	1
(Loss) income from continuing operations before income taxes and minority interest	(19)	116
Provision for income taxes	3	55
Minority interest, net	2	2
(Loss) income from continuing operations	(24)	59
Discontinued operations
Income from discontinued operations, net of taxes	74	12
Net Income	$50	$71

Basic and diluted earnings (loss) per share
(Loss) income from continuing operations	$(0.08)	$0.19
Income from discontinued operations, net of taxes	0.24	0.04
Net income	$0.16	$0.23

Weighted average shares outstanding
Basic	315	306
Diluted	315	310

See notes to condensed consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

(unaudited)

	Three months ended March 31,
	2005	2004
Operating activities
Net income	$50	$71
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	92	94
Income from discontinued operations	(74)	(12)
Amortization of debt issue costs	3	2
Tax benefit from stock option exercises	3	5
Change in working capital components:
Accounts receivable, net	6	(5)
Inventories, prepaids, and other	(10)	(11)
Accounts payable and accrued expenses	(42)	(70)
Income taxes payable	7	49
Change in deferred income taxes	(17)	(3)
Other	1	(3)
Net cash provided by operating activities of continuing operations	19	117
Investing activities
Capital expenditures	(106)	(69)
Proceeds from the sale of interests in Caesars Gauteng	102	—
Additional investments:
Caesars Indiana	(70)	—
Philadelphia	(44)	—
Other	(2)	(9)
Net cash used in investing activities of continuing operations	(120)	(78)
Financing activities
Change in credit facilities	(18)	(138)
Proceeds from exercise of stock options	11	20
Other	1	—
Net cash used in financing activities of continuing operations	(6)	(118)
Cash provided by discontinued operations	29	35
Decrease in cash and equivalents	(78)	(44)
Cash and equivalents at beginning of period	264	250
Cash and equivalents at end of period	$186	$206
Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest, net of amounts capitalized	$81	$93
Income taxes, net of refunds	$41	$9

See notes to condensed consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1.  The Company

Caesars Entertainment, Inc. (“Caesars” or the “Company”), a Delaware corporation, was formed in June 1998.  On January 6, 2004, the Company changed its name from Park Place Entertainment Corporation to Caesars Entertainment, Inc.  The Company is primarily engaged, through subsidiaries, in the ownership, operation, and development of gaming facilities. The operations of the Company are currently conducted under the Caesars, Bally’s, Paris, Flamingo, Grand, Hilton and Conrad brands. The Company, through subsidiaries, operates and consolidates seventeen wholly owned casino hotels located in the United States; of which seven are located in Nevada; three are located in Atlantic City, New Jersey; five are located in Mississippi; one is located in Harrison County, Indiana and one is located in New Orleans, Louisiana. Additionally, the Company manages the casino operations of Caesars Palace at Sea on three cruise ships; and manages and consolidates two majority owned casinos in Nova Scotia, Canada. The company manages and consolidates an 86 percent owned international casino in Punta del Este, Uruguay. In Windsor, Canada, the Company has a 50 percent interest in a company that provides management services to the Casino Windsor. The Company also provides management services to two casinos in Queensland, Australia. The Company views each casino property as an operating segment and all such operating segments have been aggregated into one reporting segment. Each casino property derives its revenues primarily from casino operations, room rental and food and beverage sales.

On July 14, 2004, the Company, Harrah’s Entertainment, Inc. (“Harrah’s”) and Harrah’s Operating Company, Inc. (“Harrah’s Operating”), a wholly-owned subsidiary of Harrah’s, entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of the Company with and into Harrah’s Operating, which will be the surviving corporation.  The Merger Agreement provides that each Company stockholder may elect to receive for each outstanding share of Company common stock either $17.75 in cash or 0.3247 shares of Harrah’s common stock.  However, Harrah’s has limited the total (i) number of Harrah’s shares it will issue to the product of the Company’s outstanding number of shares multiplied by 0.6642 and further multiplied by the 0.3247 fraction referred to above (the “Stock Cap”) and (ii) cash it will issue to the product of the Company’s outstanding number of shares multiplied by 0.3358 and further multiplied by the $17.75 amount referred to above (the “Cash Cap”).  To the extent that the Company’s stockholders elect to receive (i) Harrah’s stock in excess of the Stock Cap or (ii) cash in excess of the Cash Cap, then the merger consideration paid to the Company’s stockholders shall be pro rated between Harrah’s common stock and cash pursuant to the terms of the Merger Agreement.  As of March 31, 2005, the outstanding number of shares of the Company’s common stock was approximately 314.8 million and using such number of shares, the aggregate merger consideration would equal (i) approximately 67.9 million shares of Harrah’s common stock and (ii) approximately $1.876 billion in cash.  The transaction with Harrah’s closed on June 13, 2005.

The accompanying condensed consolidated financial statements and related notes have been reclassified to report the Company’s properties which have been classified as held for sale (the Reno Hilton, Flamingo Laughlin and our Nova Scotia properties) during 2005 as discontinued operations.  (See Note 6)  These properties have been classified as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Note 2.  Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company, its subsidiaries, and investments in unconsolidated affiliates, which are 50 percent or less owned, that are accounted for under the equity method.  The Company exercises significant influence over those investments accounted for under the equity method due to ownership percentages, board representation, and management agreements. All material intercompany accounts and transactions are eliminated.

The condensed consolidated financial statements included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.  In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of results for the interim periods have been made. The results for the three month period ended March 31, 2005 are not necessarily indicative of results to be expected for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Reclassifications

The condensed consolidated financial statements for prior periods reflect certain reclassifications, including discontinued operations as described in Note 6, to conform to classifications adopted in the current period. These reclassifications have no effect on previously reported net income.

Recently Issued Accounting Standards

In September 2004, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on issue No. 04-08, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” (EITF 04-08), which is effective for reporting periods ending after December 15, 2004. EITF 04-08 requires companies to include shares issuable under convertible instruments in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. In addition, prior period earnings per share amounts presented for comparative purposes must be restated. In April 2004, the Company issued contingent convertible notes with terms as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. There will be no impact on the diluted earnings per share calculated related to these notes unless the Company’s common stock price exceeds the conversion price as the principle amount of the notes is convertible into cash only. In that situation, the Company would reflect the additional common shares in the calculation of diluted earnings per share using the treasury share method. Upon consummation of the merger into Harrah’s, the conversion price was adjusted in accordance with the terms of the indenture agreement for the convertible bonds. Harrah’s stock price at June 30, 2004, exceeded the conversion price; therefore, Harrah’s reflected additional common shares in the calculation of its diluted earnings per share at June 30, 2005.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which requires all companies to measure compensation costs for all share-based payments (including employee stock options) at fair value. This statement will be effective for public companies for the first fiscal year beginning after June 15, 2005. The Company is currently in the process of determining the impact this statement will have on its financial condition or results of operations.

Note 3. Stock-Based Compensation

The Company has stock incentive plans and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock-based compensation plans using the intrinsic value method.  Had compensation cost for the Company’s stock incentive plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation,” the Company’s net income and net income per share would have been reduced to the pro forma amounts as follows (in millions, except per share amounts, unaudited):

	Three months ended March 31,
	2005	2004

Net income, as reported	$50	$71
Add: Total stock-based employee compensation expense included in reported net income, net of related taxes	1	1
Deduct: Total stock-based employee compensation expense determined under the fair value method, net of related taxes	(9)	(2)
Pro forma net income	$42	$70

Earnings per share:
Basic and diluted, as reported	$0.16	$0.23
Basic and diluted, pro forma	$0.13	$0.23

Note 4. Investment in Philadelphia

During the first quarter of 2005, the Company, by and through a subsidiary, paid $44 million and applied previously paid deposits to the purchase of approximately 30 acres of riverfront land in downtown Philadelphia for casino development. The subsidiary then contributed the land to a partnership, for an 11 percent interest, which will develop and operate the casino. Preliminary site planning is underway and the Company plans to apply for a gaming license in Philadelphia pending the outcome of litigation challenging Pennsylvania’s recently passed gaming legislation.

Note 5. Purchase of Indiana Minority Interest

During the first quarter of 2005, the Company, by and through a subsidiary, purchased Riverboat Development, Inc.’s 18 percent interest in the company that owns and operates Caesars Indiana for approximately $70 million.  As a result of this transaction, Caesars now owns 100 percent of Caesars Indiana and fully consolidates their results of operations.  In accordance with SFAS No. 141, “Business Combinations,” Caesars recorded $38 million in indefinite-lived intangible assets, related to the gaming license and trade name and $19 million in goodwill.

Note 6. Discontinued Operations

Las Vegas Hilton

On December 24, 2003, the Company entered into a definitive agreement to sell the Las Vegas Hilton to an unrelated third party. This transaction was completed in June 2004.

Atlantic City Hilton and Bally’s Casino Tunica

On September 27, 2004, the Company entered into an agreement to sell certain assets and related liabilities of the Atlantic City Hilton and Bally’s Casino Tunica to an unrelated third party for $612 million. This transaction closed in April 2005 resulting in an after-tax gain of approximately $20 million in the second quarter of 2005 (see Note 12).

Bally’s Casino New Orleans

On October 22, 2004, the Company entered into an agreement to sell its equity interests in Belle of Orleans, LLC, which operates Bally’s Casino New Orleans, to an unrelated third party for $24 million. This transaction was completed in June 2005.

Caesars Tahoe

On November 19, 2004, the Company entered into an agreement to sell certain assets and related liabilities of Caesars Tahoe to an unrelated third party for $45 million. The estimated selling price of the assets less estimated costs to sell this property exceeded its carrying value; therefore no loss was recognized as of March 31, 2005. This transaction was completed in June 2005.

Caesars Gauteng

On December 24, 2004, the Company entered into a definitive agreement to sell its ownership and management interests in Caesars Gauteng for approximately $145 million. The transaction closed on March 31, 2005, resulting in an after-tax gain of $68 million which is included in income from discontinued operations for the three months ended March 31, 2005.

Reno Hilton

On May 22, 2005, the Company entered into a definitive agreement to sell its Reno Hilton casino resort to an unrelated third party for approximately $150 million.  The transaction is expected to close by the end of the fourth quarter of 2005 and is subject to customary regulatory approvals and closing conditions outlined in the purchase agreement.  The estimated selling price of the assets less the costs to sell this property exceeds its carrying value; therefore no loss has been recognized.

Nova Scotia Casinos

On May 16, 2005, the Company entered into a definitive agreement to sell its interest in the company that owns and operates two Nova Scotia gaming properties, Casino Nova Scotia Halifax and Casino Nova Scotia Sydney, for approximately US $70 million.  That transaction closed on May 30, 2005.  A government-owned Nova Scotia gaming corporation acquired from a Caesars subsidiary its 95 percent ownership interest in a Nova Scotia partnership that owns and operates the two Nova Scotia casino properties.

Flamingo Laughlin and Halifax Hotel

Upon completion of the merger of the Company with Harrah’s Operating on June 13, 2005, Harrah’s determined to classify the assets of the Flamingo Laughlin casino and a hotel in Halifax, Nova Scotia, as assets held for sale and discontinued operations.

The results of the properties discussed above are classified as discontinued operations and the condensed consolidated financial statements for all prior periods have been adjusted to reflect this presentation. Interest expense has been allocated to the income from discontinued operations based on the ratio of the discontinued operations’ net assets to the consolidated net assets. In accordance with generally accepted accounting principles, the assets held for sale are no longer depreciated. The assets and liabilities are classified as assets held for sale and liabilities related to assets held for sale in the accompanying condensed consolidated balance sheets as of March 31, 2005 and December 31, 2004.

Summary operating results for the discontinued operations are as follows (in millions, unaudited):

	Three months ended March 31,
	2005	2004
Net revenues	$184	$265

Operating income	$16	$30
Allocated interest expense	(8)	(10)
Interest expense, net from unconsolidated affiliates	(1)	(1)
Income tax provision	(1)	(7)
Gain on sale of Caesars Gauteng, net of taxes of $32 million	68	—
Income from discontinued operations	$74	$12

Assets held for sale and liabilities related to assets held for sale are as follows (in millions, unaudited):

	March 31,	December 31,
	2005	2004
Cash and equivalents	$54	$62
Accounts receivable, net	6	6
Inventory, prepaids, and other	12	12
Property and equipment, net	608	608
Goodwill	108	108
Investments	—	49
Other assets	90	92
Total assets held for sale	$878	$937

Accounts payable and accrued expenses	$35	$34
Other liabilities	13	14
Total liabilities related to assets held for sale	$48	$48

Note 7.  Earnings Per Share

The weighted-average number of common and common equivalent shares outstanding used in the computation of basic and diluted earnings per share is as follows (in millions, unaudited):

	Three months ended March 31,
	2005	2004
Weighted average number of common shares outstanding – basic	315	306
Potential dilution from equity grants	—	4
Weighted average number of common shares outstanding – diluted	315	310

The dilutive effect of the assumed exercise of stock options would have increased the weighted-average number of common shares by 7 million for the quarter ended March 31, 2005; however, the additional shares were excluded from the EPS calculation because of the net loss from continuing operations experienced during that period.

For the three months ended March 31, 2004, there were 5 million shares excluded from the calculation of diluted EPS. The exercise price of those options exceeded the average market price.  In April 2004, the Company issued $375 million contingent convertible Senior Notes due 2024 as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The notes are convertible into cash and shares of our common stock upon the occurrence of certain events. Shares potentially issuable upon conversion are not included in the calculation of diluted EPS because the Company’s common stock price has not exceeded the conversion price. Upon consummation of the merger into Harrah’s, the conversion price was adjusted in accordance with the terms of the indenture agreement for the convertible bonds. Harrah’s stock price at June 30, 2004, exceeded the conversion price; therefore, Harrah’s reflected additional common shares in the calculation of its diluted earnings per share at June 30, 2005.

Note 8.  Comprehensive Income

Comprehensive income is the total of net income and all other non-stockholder changes in equity.  Comprehensive income is as follows (in millions, unaudited):

	Three months ended March 31,
	2005	2004
Net income	$50	$71
Currency translation adjustment	(2)	(1)
Comprehensive income	$48	$70

Note 9.  Long-Term Debt

Long-term debt is as follows (in millions, unaudited):

	March 31, 2005	December 31, 2004
Senior and senior subordinated notes, net of unamortized discount of $3 million as of March 31, 2005 and December 31, 2004	$3,522	$3,522
Credit facilities	555	573
Other	50	50
	4,127	4,145
Less current maturities	(8)	(8)
Market value of interest rate swaps	(1)	6
Net long-term debt	$4,118	$4,143

Bank Credit Facilities

At March 31, 2005, the Company has a $1.8 billion senior credit facility, which expires in April 2009, and is comprised of a $500 million term loan and a $1.3 billion revolver (collectively, the “Credit Facility”). The outstanding balance on the term loan was $500 million, and no amounts were outstanding under the revolver as of March 31, 2005 and December 31, 2004. In April 2005, the Company used proceeds from the sale of the Atlantic City Hilton and Bally’s Tunica (see Notes 6 and 12) to completely retire the term loan, thereby reducing overall availability under the Company’s Credit Facility to $1.3 billion. Once repaid, the availability of the term loan component is permanently reduced. Amounts paid down under the revolver may be reborrowed.

The Credit Facility contains financial covenants including a maximum leverage ratio (consolidated debt divided by consolidated ebitda, as defined in the Credit Facility) of 5.00:1.00 and a minimum interest coverage ratio (consolidated ebitda, as defined in the Credit Facility, divided by consolidated interest expense) of 2.75:1.00.  The maximum leverage ratio is 5.00:1.00 for the quarterly testing periods ended March 31, 2005 through and including September 30, 2005, 4.75:1.00 for the quarterly testing periods ending December 31, 2005 and March 31, 2006, and 4.50:1.00 for the quarterly testing periods ending June 30, 2006 and thereafter.  The interest coverage ratio remains 2.75:1.00 for all quarterly testing periods.  The Company is required to compute its actual leverage and interest coverage ratios on a rolling twelve-month basis as of the end of each calendar quarter.  If the Company is not in compliance with the required covenant ratios, an event of default would occur, which if not cured, could cause the entire outstanding borrowings under the Credit Facility to become immediately due and payable as well as trigger the cross default provisions of other debt issues.  As of March 31, 2005, the Company was in compliance with all applicable covenants.

Borrowings under the Credit Facility bear interest at a floating rate and may be obtained, at the Company’s option, as LIBOR advances for varying periods, or as base rate advances, each adjusted for an applicable margin (as further described in the Credit Facility).  The Company has historically borrowed using LIBOR advances and expects to continue doing so for the foreseeable future.  The Company pays a margin over LIBOR which is a function of the Company’s leverage ratio and the Company’s credit rating.  This margin is adjusted quarterly.  Based on the Company’s leverage ratio and credit rating as of March 31, 2005, the margin over LIBOR was 115 basis points.

In a program designed for short-term borrowings at lower interest rates, the Company has entered into an uncommitted line of credit with a lender whereby it can borrow up to $100 million for periods of ninety days or less.  In April 2005, this agreement was extended through July 2005.  These amounts are classified as long-term because the Company has both the intent and the ability to refinance these amounts using availability under the long-term portion of its Credit Facility.  The Company is required to maintain availability under the Credit Facility in an amount equal to the amount outstanding under the short term borrowing program.  At March 31, 2005 and December 31, 2004, there was $55 million and $73 million outstanding under this program, respectively.

In April 2005, after applying the proceeds from the sale of the Atlantic City Hilton and Bally’s Tunica, there are no borrowings outstanding under the Company’s Credit Facility or the uncommitted line of credit.  The Company also anticipates that there will be no borrowings outstanding at the close of the pending transaction with Harrah’s. The Credit Facility contains certain provisions that would restrict the pending merger with Harrah’s unless amended or waived, and there can be no assurance that such amendments or waivers will be obtained.

Interest Rate Swaps

Pursuant to the Company’s risk management policy, management may engage in actions to manage the Company’s interest rate risk position.  During the last half of 2003, the Company entered into four interest rate swaps representing $300 million notional amount with members of its bank group to manage interest expense.  The interest rate swaps have converted a portion of the Company’s fixed-rate debt to floating rate (“fair value hedges”).  Under the agreements, the Company receives a fixed interest rate of 7 percent and pays a variable interest rate based on a margin above six month LIBOR on $300 million notional amount.  The interest rate swaps mature in 2013.  The net effect of the interest rate swaps resulted in a reduction in interest expense of $1 million and $3 million for the three months ended March 31, 2005 and 2004, respectively.

These interest rate swaps meet the shortcut criteria under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which permits the assumption of no ineffectiveness in the hedging relationship between the swap and the underlying hedged asset or liability.  As such, there is no income statement impact from changes in the fair value of the hedging instruments.  Instead, the fair value of the instrument is recorded as an asset or liability on the Company’s balance sheet with an offsetting adjustment to the carrying value of the related debt.  In accordance with SFAS No. 133, the Company recorded other long-term liabilities of $1 million and other long-term assets of $6 million as of March 31,

2005 and December 31, 2004, respectively, representing the fair value of the interest rate swaps and a corresponding decrease or increase in long-term debt, as these interest rate swaps are considered highly effective under the criteria established by SFAS No. 133.

Other

As of March 31, 2005 and December 31, 2004, other debt in the table above includes $47 million related to Baluma Holdings, S.A. which the Company began consolidating in September 2004 due to an ownership restructuring.

The condensed consolidated balance sheets as of March 31, 2005 and December 31, 2004 exclude from current maturities $400 million of 7.875 percent Senior Subordinated Notes due December 2005. This amount is classified as long-term because the Company has both the intent and the ability to refinance these notes using availability under the long-term portion of the Credit Facility.

Note 10.  Commitments and Contingent Liabilities

Litigation

The Company and its subsidiaries are involved in various legal proceedings relating to its businesses. The Company believes that all the actions brought against it or its subsidiaries are without merit and will continue to vigorously defend against them. While any proceeding or litigation has an element of uncertainty, the Company believes that the final outcome of these matters is not likely to have a material adverse effect upon its results of operations or financial position.

Slot Machine Litigation

In April 1994, William H. Poulos brought a purported class action in the United States District Court for the Middle District of Florida, Orlando Division captioned William H. Poulos, et al. v. Caesars World, Inc., et al. against 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. In May 1994, another plaintiff filed a class action complaint in the United States District Court for the Middle District of Florida captioned William Ahern, et al. v. Caesars World, Inc. et al. alleging substantially the same allegations against 48 defendants, including the Company. In September 1995, a third action was filed against 45 defendants, including the Company, in the United States District Court for the District of Nevada captioned Larry Schreier, et al. v. Caesars World, Inc., et al. The court consolidated the three actions in the United States District Court for the District of Nevada under the case caption William H. Poulos, et al. v. Caesars World, Inc. et al. The consolidated complaints allege that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on the false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play. The actions included claims under the federal Racketeering Influence and Corrupt Organizations Act, fraud, unjust enrichment and negligent misrepresentation and seek unspecific compensatory damages. In July 2002, the United States District Court denied the plaintiff’s motion to certify the case as a class action. On August 10, 2004, the Ninth Circuit Court of Appeals affirmed the District Court’s denial of the plaintiff’s motion to certify the case as a class action.

At present, both William Ahern and Larry Schreier have dismissed their claims against all defendants and they are no longer parties to the lawsuit. The only two remaining plaintiffs are William H. Poulos and Brenda McElmore. A number of defendants, other than the Company and its subsidiaries, have recently been dismissed from the case. Motions for summary judgment filed by the remaining defendants have been briefed and are awaiting adjudication by the court. Although discovery in the case has been formally closed since April 5, 2005, various defendants are required to produce persons most knowledgeable for deposition no later than May 20, 2005. The trial in this case is set on a stacked trial calendar beginning September 12, 2005.

Mohawk Litigation

In April 2000, the Company entered into an agreement with the Saint Regis Mohawk Tribe (the “Tribe”) pursuant to which the Company obtained the exclusive rights to develop a Class II or Class III casino project in the State of New York with the Tribe. There are various parties alleging that the grant of rights to the Company infringed upon their rights. Such parties have commenced the various lawsuits discussed below.

On April 26, 2000, certain individual members of the Saint Regis Mohawk Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York against the Company and certain of its executives. The proceeding sought to nullify the Company’s agreement with the Saint Regis Mohawk Tribe to develop and manage gaming facilities in the State of New York. On March 20, 2001, the “Tribal Court” purported to render a default judgment against the Company and one of its executives in the amount of $1.787 billion, which judgment the Company refuses to recognize as valid. On June 2, 2000, the Company and certain of its executives filed an action captioned Park Place Entertainment Corporation, et al. v. Arquette, et al., in the United States District Court for the Northern District of New York seeking to enjoin the dissident Tribal members from proceeding in the “Tribal Court” with an action that the Company believes has been unlawfully convened and is without merit. In September 2000, the District Court dismissed the action on the grounds that the Court lacked jurisdiction. In October 2000, the Company appealed the judgment to the United States Court of Appeals for the Second Circuit. In January 2002, the Second Circuit remanded the matter to the District Court for further development of the record. In April 2002, the District Court requested the United States Department of the Interior, Bureau of Indian Affairs (“BIA”) to provide its current position with regard to the legitimacy of the Tribe’s form of government and “Tribal Court”. Following receipt of letters issued by the BIA, dated June 5, 2002, June 26, 2002 and July 12, 2002, this Court entered an Order on July 29, 2002, affirming that the BIA recognizes only the Three Chief system of government for the Saint Regis Mohawk Tribe (the “Tribal Council”), that the Tribal Council has, by Resolution having the force of law of the Tribe, invalidated the Tribal court system and that the Mohawk people have, by popular vote, determined that the purported “Tribal Court” is without authority to adjudicate matters of Tribal law. On February 11, 2004, the Magistrate Judge issued a decision requiring the Department of the Interior to review its decision to recognize the Three Chief system of government. On February 16, 2004, the Tribal Council received a letter from the Department of the Interior continuing to recognize the Tribal Council as the official representatives of the Saint Regis Mohawk Tribe.

On November 13, 2000, Catskill Development, LLC, Mohawk Management, LLC and Monticello Raceway Development Company, LLC (collectively, “Catskill Development”) filed an action captioned Catskill Development L.L.C., et al. v. Park Place Entertainment Corporation, et al., against the Company in the United States District Court for the Southern District of New York. The action arises out of Catskill Development’s efforts to develop land in Sullivan County as a Native American gaming facility in conjunction with the Saint Regis Mohawk Tribe. Catskill Development claims that the Company wrongfully interfered with several agreements between itself and the Tribe pertaining to the proposed gaming facility. The plaintiffs allege tortious interference with contract and prospective business relationships, unfair competition and state anti-trust violations and seek over $3 billion in damages. On May 14, 2001, the Court granted the Company’s motion to dismiss three of the four claims made by Catskill Development. On May 30, 2001, Catskill Development moved for reconsideration of that ruling, and the District Court reinstated one of the dismissed claims, with Catskill Development’s claims for tortious interference with contract and prospective business relationship remaining after such decision. On or about May 15, 2002, the Company filed a motion for summary judgment dismissing the complaint. On or about June 18, 2002, the Company filed a motion for reconsideration of the Court’s decision reinstating plaintiffs’ tortious interference with contract claim on the basis of intervening case law from a Federal Appeals Court. On August 22, 2002, the Court granted the Company’s motion for summary judgment dismissing plaintiffs’ remaining two claims for tortious interference with contractual relations and tortious interference with prospective business relations. On August 26, 2002, the Court granted judgment to the Company dismissing plaintiffs’ complaint in its entirety. Plaintiffs have appealed the District Court’s decision to the United States Court of Appeals for the Second Circuit. Subsequent to the filing of the appeal, the Plaintiffs moved on March 14, 2003 to reopen the judgment on the ground that certain information had not been provided to Plaintiffs in discovery. In a decision rendered on October 7, 2003, the District Court granted Plaintiffs limited discovery for a 30-day period to explore whether they had been deprived of relevant information. After the discovery period ended, the Court entered an order on November 18, 2004 reaffirming the summary judgment dismissing the complaint in its entirety. The matter is currently on appeal to the Second Circuit Court of Appeals. The Company believes this matter to be without merit and will continue to vigorously contest the case.

On December 8, 2003, a group of financial institutions filed a complaint in the United States District Court for the Eastern District of New York captioned McIntosh County Bank, et al. v. Park Place Entertainment Corp., et al. Plaintiffs, who obtained assignments of two loans from President R.C.-St. Regis Management Company (“President”) in the amount of $12,116,000, allege that two officers of the Company purportedly conspired with two officers of President to induce government officials of the Saint Regis Mohawk Tribe to terminate a management agreement between the Tribe and President, which, in turn, allegedly resulted in the Tribe’s failure to honor a separate pledge agreement by which it agreed to escrow funds for purposes of paying the subject loans. Plaintiffs allege causes of action for interference with contract, interference with business relations, Donnelly Act violations and unfair competition. All Defendants moved for dismissal of the complaint. After the Defendants moved to dismiss the Complaint, Plaintiffs filed an Amended Complaint against the same Defendants on March 31, 2004, withdrawing the previous claims for unfair competition and Donnelly Act violations, removing claim for treble and punitive damages, asserting purported causes of action for interference with contract, interference with prospective business relations, constructive trust and an accounting against the Company, and alleging unspecified damages in the amount of $20 million. On May 14, 2004, all of the Defendants moved to dismiss the Amended Complaint. Opposition to this motion was filed on June 30, 2004, and the Defendants’ reply papers were filed on July 30, 2004. The motion to dismiss the Amended Complaint was granted in part and denied in part. Three of the four claims against the Company in the Amended Complaint were dismissed. The sole remaining claim is for interference with contract against all Defendants. Therefore, since the filing of the complaint, claims for unfair competition, Donnelly Act violations, interference with prospective business relations, constructive trust and an accounting have all been dismissed. The Court sustained the remaining claim based on liberal pleading principles and without any endorsement of its merit. The Company filed an answer to the remaining claim on April 22, 2005. An initial conference was held before the Magistrate Judge on April 13, 2005, at which a discovery schedule was set. The end date for all discovery is November 23, 2005. Initial disclosures are to be completed by May 18, 2005. A status conference has also been scheduled for August 17, 2005. Deadlines for dispositive motions, a pretrial order and pretrial conference were also scheduled for December 2005 and January 2006. The Company believes the matter is without merit and will continue to vigorously contest the case.

On March 29, 2001, the Company and its then general counsel, Clive Cummis, sued thirty individual Tribal members in the Supreme Court of the State of New York in the case of Park Place Entertainment Corp., et al. vs. Marlene Arquette, et al., alleging malicious defamation and prima facie tort in connection with the individuals’ purported “Tribal Court” proceedings and media publication of their purported “default judgment” against the Company, all of which the Company believes has been injurious to the good name and reputation of the plaintiffs and seeks compensatory damages in an amount to be proved at trial (plus interest, costs and disbursements including reasonable attorney fees), as well as unspecified punitive damages. Defendants asserted a counterclaim alleging the action was commenced in violation of New York’s Civil Rights Law. Defendant Michael Rhodes-Devey moved to change venue to Franklin County, New York and to dismiss the complaint. By order dated November 14, 2001, the Court granted the change of venue motion and denied without prejudice the motion to dismiss. Plaintiffs moved to dismiss the counterclaim for failure to state a cause of action. In February 2002, defendants cross-moved to dismiss the complaint. By Decision and Order dated September 9, 2002, the Court denied defendants’ motion to dismiss the complaint and plaintiffs’ cross-motion to dismiss the counterclaim. This matter has been settled, pending final court approval for execution of documents in exchange for mutual releases. Several individual defendants were not available to execute settlement documents. Recent discussions with the Tribe’s counsel indicate that all but one have been located and have agreed to sign. The single hold-out will not prevent consummation of the settlement. The Company is awaiting execution of those documents and has applied to the court to continue the matter administratively pending final execution.

On June 27, 2001, the individual members of the Saint Regis Mohawk Tribe that are plaintiffs in the Tribal Court action referenced above commenced an action in United States District Court for the Northern District of New York against the Company and one of its executives, seeking recognition and enforcement of the purported March 20, 2001 $1.787 billion “Tribal Court” default judgment against defendants, which judgment the Company refuses to recognize as valid. The Company has taken the position that the purported “Tribal Court” in which the proceeding has been invoked is an invalid forum and is not recognized by the lawful government of the Saint Regis Mohawk Tribe or by the BIA. After the parties made cross-motions for summary judgment, the parties agreed to settle the action with discontinuance. A settlement agreement has been circulated for signature by all the plaintiffs. Although a signed settlement agreement has not been exchanged, the Court has discontinued the action without prejudice.

On October 15, 2001, Scutti Enterprises, LLC (“Scutti”) filed an action against the Company in the Supreme Court of the State of New York, County of Monroe. The action arises out of Scutti’s efforts to redevelop and manage the Mohawk Bingo Palace owned by the Saint Regis Mohawk Tribe on the Tribe’s reserve in Akwesasne, New York. Scutti claims that the Company wrongfully interfered with its relationship with the Tribe pertaining to the proposed redevelopment and management of the Mohawk Bingo Palace. Scutti alleges tortious interference with contract and prospective business relationships, unfair competition and state anti-trust violations and seeks over $82 million in damages. The action was removed to United States District Court for the Western District of New York. The Company moved to dismiss the action and, in March 2002, the Court dismissed the action with prejudice. Plaintiff has appealed the dismissal and also moved for relief from judgment with respect to the Court’s dismissal of plaintiff’s claims for tortious interference with contractual relations. On November 26, 2002, the Court denied plaintiff’s motion for relief from judgment. On February 28, 2003, the Second Circuit Court of Appeals affirmed in part and reversed in part the District Court’s dismissal of the action, affirming the dismissal of Scutti’s claim for tortious interference with contractual relations, and vacating the dismissal of Scutti’s claim for tortious interference with prospective business relations and remanding the case to the District Court regarding only that claim. Upon remand to the District Court, the parties engaged in discovery, and the Company has moved for summary judgment. The Company expects a decision on that motion at any time. The Company believes this matter to be without merit and will continue to vigorously contest this matter.

On January 29, 2002, two substantially identical actions were filed in the Supreme Court of the State of New York, County of Albany, challenging legislation that, among other things, authorized the Governor of the State of New York to execute tribal-state gaming compacts, approved the use of slot machines as “games of chance,” approved the use of video lottery terminals at racetracks and authorized the participation of New York State in a multi-state lottery. The matters are captioned Dalton, et al. v. Pataki, et al. and Karr v. Pataki, et al.  Plaintiffs seek a declaratory judgment declaring the legislation unconstitutional and enjoining the implementation thereof. The Company intervened in the actions and moved to dismiss the first three causes of action thereof (relating to plaintiffs’ claims to invalidate the Legislature’s authorization of Indian gaming compacts). The State of New York moved to dismiss the actions in their entirety, while other defendants moved to dismiss certain causes of action. On October 30, 2002, the Court denied the motions to dismiss filed by the Company and all other defendants, and consolidated the two matters. On July 17, 2003, the Supreme Court granted defendants’ summary judgment motions, upholding the constitutionality of the legislation and dismissing plaintiffs’ complaints in their entirety. The plaintiffs appealed this decision and both sides were heard in December 2003. On July 7, 2004, the Appellate Division of the New York State Supreme Court held that the legislation authorizing six new Native American casinos in New York State, including three in the Catskills, is consistent with the New York Constitution as well as applicable state and federal law. Plaintiffs filed a notice of appeal from the Appellate Division’s decision to the New York Court of Appeals, the highest court in the state. On

May 3, 2005, the New York Court of Appeals, by a 6-1 majority, affirmed the Appellate Division’s decision and upheld the constitutionality of the challenged legislation authorizing Indian gambling in New York.

On January 3, 2005, Murrietta Lee, filed a Notice of Petition and Verified Petition against the Town of Thompson Planning Board, The St. Regis Mohawk Tribe, Caesars Entertainment, Inc., Milton Kutsher Associates and Louis Kutsher and Sons in the Supreme Court of the State of New York, County of Sullivan requesting judgment annulling the subdivision and site plan approvals granted by the Town of Thompson Planning Board on December 1, 2004 pursuant to the New York State Environmental Quality Review Act. The Petition also requests the Court order the Thompson Planning Board to require a Supplemental Environmental Impact Statement to consider the cumulative impacts of up to five casinos in Sullivan County. The Respondents have filed a Motion to Dismiss and expect a decision imminently. The Company believes that this action is without merit and will continue to vigorously contest the case.

U.S. Attorney Subpoenas

At various times during 2003, the U.S. Attorney’s Office in Orlando, Florida served grand jury subpoenas on the Company and Caesars Palace. The subpoenas were served in connection with an investigation by the U.S. Attorney’s Office which the Company believes is focusing on possible money laundering in connection with certain cash transactions engaged in by a former customer of Caesars Palace. The investigation continues and current and former employees of the Company and Caesars Palace have been interviewed by the U.S. Attorney’s Office. The Company and Caesars Palace continue to cooperate. Neither the Company nor Caesars Palace has been advised that either entity is a target of the grand jury investigation.

Reno Hilton Litigation

In Verderber vs. Reno Hilton, et al., a class action lawsuit in Nevada State Court, the plaintiffs sought damages based on the outbreak of a Norwalk, or Norwalk-like, virus at the Reno Hilton in May and June of 1996. In 2002, the jury awarded individual judgments against the Company, its subsidiary FHR Corporation, and Reno Hilton Resort Corporation for (i) compensatory damages to five of the eight representative class plaintiffs ranging from $2,011 to $9,822 each and (ii) punitive damages for the entire class of plaintiffs in the amount of $25.2 million. The Company believes the award of punitive damages, and the amount thereof, is not supportable in either law or in fact and has filed a special writ in the Nevada Supreme Court seeking relief prior to determination of the unnamed class members’ claims.

Development Projects

Saint Regis Mohawk Tribe

The Company entered into an agreement in April 2000 with the Saint Regis Mohawk Tribe in Hogansburg, New York in which it paid $3 million for the exclusive rights to develop a Class II or Class III casino project with the Tribe in the State of New York. In November 2001, the parties entered into a development agreement and a management agreement for the Company to develop and manage the Tribe’s planned $500 million casino and resort complex that is to be located at Kutsher’s Country Club in Thompson, New York, which management agreement was subject to the approval of the National Indian Gaming Commission (the “NIGC”). In response to comments from the NIGC, the Company entered into an amended management agreement (the “Amended Management Agreement”) and a development agreement (the “Amended Development Agreement”) on November 10, 2003, with the Tribe. The Amended Management Agreement provides, among other things, that the Company will manage the casino for seven years for a management fee equal to 30 percent of Net Total Revenue, as defined in that agreement, and that the exclusive right for casino development in the State of New York has been modified to provide for mutual non-compete protections within a 125 mile zone from the Sullivan County location. The Amended Development Agreement provides, among other things, that the Company will acquire lands for the casino and transfer the lands to the United States to be held in trust for the Tribe, provide development assistance and construction management for the casino and receive a $15 million development fee and provide pre-construction advances of funds up to an aggregate of $20 million. It also provides that, subject to a number of conditions including, among other things, the Company’s approval of a construction budget, having received all necessary federal, state and local governmental, tribal and regulatory approvals, and the Amended Management Agreement becoming effective, the Company will assist the Tribe in arranging the financing necessary for the costs of construction and the initial costs of operation and provide credit support, as necessary, for such funding. The Company also has the right, but not the obligation, to advance such funds. The Company has not finalized or approved any size of construction budget. During 2004, the Company and the Tribe began to explore third-party financing alternatives. The Company and the Tribe have also commenced discussions regarding the form and magnitude of any credit support that may be necessary. The Company’s ability to provide various forms of credit support will be subject to the Credit Facility described in Note 9. The effectiveness of the Amended Management Agreement remains subject to a number of regulatory approvals, including without limitation, final approval by the NIGC.

The Company has entered into a definitive agreement, as amended, to acquire approximately 66 acres of the Kutsher’s Resort Hotel and Country Club in Sullivan County, New York, for approximately $10 million, with an option to purchase the remaining 1,400 acres for $40.5 million. Upon approval of the Bureau of Indian Affairs (the “BIA”), the 66 acre parcel will be transferred to the United States in trust for the Saint Regis Mohawk Tribe.

All of the agreements and plans relating to the development and management of this project are contingent upon various regulatory and governmental approvals, including execution of a compact between the Saint Regis Mohawk Tribe and the State of New York, and approvals must still be received from the BIA and NIGC. On December 1, 2004, the Project received all necessary approvals from the Town of Thompson Planning Board and from the Town of Thompson Zoning Board of Appeals. There is no guarantee that the requisite regulatory approvals will be received.

The Company is party to numerous lawsuits regarding its involvement in the Saint Regis Mohawk project, which lawsuits seek various monetary and other damages against the Company. Additionally, there are two lawsuits challenging the constitutionality of the legislation that, among other things, authorized the Governor of the State of New York to execute tribal state gaming compacts and approved the use of slot machines as “games of chance.” While the Company believes that it will prevail on these various matters, there can be no assurance that it will and, if it does not prevail, there can be no assurance that the damages assessed against the Company would be immaterial to the Company. See “Litigation” above.

On May 12, 2003, the Saint Regis Mohawk Tribe and the Governor of the State of New York signed a memorandum of understanding which outlined the terms under which the Tribe is authorized to proceed with the casino development. The Saint Regis Mohawk Tribe announced subsequently that it would withdraw from the memorandum of understanding and continue to negotiate with the State of New York to reach an agreement on the subjects contained in the memorandum of understanding. These negotiations are on-going.

As of March 31, 2005, the Company had $44 million invested in the development of this project, which is classified as other long-term assets on the Company’s consolidated balance sheet. Of that amount, $18 million is to be reimbursed to the Company by the Tribe over a five year period commencing with the opening of the gaming facility. In the event the project is not completed, the total amount invested would be written off.

Big Sandy Band of Western Mono Indians

In August 2004, the Company signed formal agreements with the Big Sandy Band of Western Mono Indians that will govern the development, construction, and management of the planned casino resort near Fresno, California. Preliminary plans for the project call for development of a casino resort on more than 40 acres near Fresno in the San Joaquin Valley in Central California. The casino resort would become the second to directly serve the Fresno metropolitan area which has a population of approximately 1.2 million. The casino resort would initially include 200 to 250 hotel rooms, approximately 70,000 square feet of gaming space, at least 2,000 slot machines, approximately 40 gaming tables, restaurants, retail shops, and meeting space and entertainment facilities. The Big Sandy Tribe currently operates the Mono Wind Casino in Auberry, California, about 15 miles northeast of the proposed casino project site.

The management agreement for the casino resort is for an initial term of seven years, renewable upon the consent of both parties, and requires the approval of the NIGC and other regulatory bodies. In addition, the Big Sandy Tribe would have to amend its existing compact with the State of California, or negotiate a new compact for the new casino project. The project is also dependent on other regulatory approvals and contingencies. As of March 31, 2005, the Company has capitalized $1.2 million spent towards acquiring real estate related to this project and $2.3 million advanced to the Big Sandy Tribe for development costs approved by the Company and the Big Sandy Tribe. Pursuant to the Interim Loan Agreement between the Company and the Big Sandy Tribe, the $2.3 million advance is to be repaid upon the earlier of permanent financing or the casino opening date.

Caesars Wembley

In October 2004, the Company announced plans to develop and operate a casino resort in London, adjacent to the redeveloped Wembley National Stadium and the legendary Wembley Arena. The Company has since entered into definitive agreements for the pre-construction phase of the casino resort project. After certain conditions are met, the Company will enter in the Joint Venture Agreement with its prospective partner in the casino resort project, Quintain Estates and Development PLC. The parties anticipate that these conditions, which include obtaining necessary gaming licenses and consents, will be satisfied within approximately two years. In April 2005, permissive legislation was passed in the United Kingdom. Both parties are contemplated to own a 50 percent interest in the joint venture company. It is also contemplated that Caesars Wembley would be built on 13 acres in the 58-acre redevelopment area and will include a casino, a 400-room luxury hotel, a full-service spa and swimming pool, shops, convention and meeting facilities and a variety of restaurants, bars and lounges.

Philadelphia

In the first quarter of 2005, the Company purchased a 30 acre riverfront parcel in downtown Philadelphia. The subsidiary then contributed the land to a partnership, for an 11 percent interest, which will develop and operate a planned casino. Preliminary site planning is underway for casino development on 18 upland acres of the site, and the Company intends to be an applicant for a gaming license in Philadelphia pending the outcome of litigation challenging Pennsylvania’s recently passed gaming legislation.

Note 11.  Merger Expense

During the first quarter of 2005, the Company expensed $155 million related to the pending merger of Caesars Entertainment with Harrah’s Operating, including $143 million due to the Cash-Out Option of the 1998 Stock Incentive Plan described below. In connection with the pending transaction, the Company expects to continue to incur significant fees and expenses, including without limitation, fees and expenses payable to legal and other advisors. Caesars and Harrah’s have also agreed to “stay bonuses” of approximately $19 million in total which will be paid to select employees who are critical to the continued operations of Caesars through the completion of the merger. The stay bonuses will become payable at either the completion of the merger or on the date the merger has been terminated, provided in either case that the selected employee has remained in the employment of the Company to the applicable date. The stay bonuses were communicated to select employees in October 2004 and will be accrued over the expected service period which is currently expected to be through June 30, 2005.  As of March 31, 2005, $12 million in stay bonuses have been accrued.

Effect of the Pending Merger on the 1998 Stock Incentive Plan

The occurrence of a “Change in Control” of the Company has two effects on the stock options granted pursuant to the Company’s 1998 Stock Incentive Plan (the “Plan”).

Under the Plan, a “Change in Control” occurred on March 11, 2005, when the stockholders of the Company approved the pending merger. As a result, (a) all outstanding options which were unvested became fully exercisable and vested; and (b) option holders can elect to utilize the Plan’s “Change in Control Cash-Out” provision (the “Cash-Out Option”). The Plan’s Cash-Out Option provides that during a period of 60 days from the date of a Change in Control, a Plan participant shall have the right to notify the Company that he or she wishes to surrender all or part of any Plan stock option to the Company and receive cash, within 30 days of such notice, in an amount equal to: (a) the number of applicable options multiplied by (b) the “Spread.” The “Spread” is equal to: (a) the greater of (i) the highest price of the Company’s common stock during the 60-day period prior to and including the date of the Change in Control which was $20.89 or (ii) the highest price per share of Company common stock paid in the proposed merger; less (b) the exercise price of such option.

Subsequent to March 11, 2005, and through March 31, 2005, employees elected to surrender 12 million options and the Company expensed $143 million related to this Cash-Out Option.

The highest price traded for the Company’s common stock for the 60 days prior to and including March 11, 2005 was $20.89.  Using such share price and assuming that the Cash-Out Option was elected for all remaining outstanding options under the Plan as of March 31, 2005 (for an aggregate of approximately 4 million shares), the Company will be obligated to pay approximately $45 million, which will be expensed in the Company’s statement of operations as employees elect the Cash-Out Option which expires May 10, 2005. The actual amount (if any) that the Company will be obligated to pay in settlement of the Cash-Out Option will depend upon the number of shares subject to outstanding options with respect to which Plan participants elect the Cash-Out Option. Upon settlement of the Cash-Out Option, the underlying options (and related shares) are deemed retired.

Note 12. Subsequent Event

The Company completed the sale of the Atlantic City Hilton and Bally’s Tunica in April 2005.  The Company received approximately $478 million in cash proceeds after tax and recorded an after-tax gain of approximately $20 million in the second quarter of 2005. In the second quarter of 2005, the Company completed the sales of Belle of Orleans, LLC, Caesars Tahoe, Casino Nova Scotia Halifax and Casino Nova Scotia Sydney for approximately $139 million. The net gain on the sales was not material.

On June 13, 2005, the Merger Agreement was consummated and the Company was merged with and into Harrah’s Operating.

On August 29, 2005, Hurricane Katrina caused extensive damage to Grand Casino Biloxi and Grand Casino Gulfport. The Company is unable to provide estimated re-opening dates for these properties. The Company has property damage and business interruption insurance and is working closely with its insurance carriers and claims adjusters to ascertain the full extent of the damage and the insurance amounts due to the Company. However, the Company has deductibles for this insurance and cannot yet estimate the total loss, net of insurance proceeds. The impact on the surrounding communities, including damage to the infrastructure, major roads, utilities and the residential and commercial properties in those areas, could negatively impact the local gaming industry for an extended period of time; however, we do not expect the closure of these properties to have a material effect on Harrah’s liquidity, financial position or results of operations.